EXCLUSIVE SUPPLIER AGREEMENT FOR TUNAS

This EXCLUSIVE SUPPLIER AGREEMENT (the “Agreement”) is made and entered into as of November 4, 2013, by and between TOA Fishery., a Japan Corporation whose address is 1-1-36, Nishiawasi, Higashiyodogawa-ku, Osaka-shi, Osaka 533-0031, Japan (“TOA Fishery”) and Tsukiji TOA Suisan Co., Ltd., a Japan Corporation whose address is 4-10-16, Tsukiji, Chuo-ku, Tokyo 104-0045, Japan (“Tsukiji TOA”).

WITNESSETH:

WHEREAS, Tsukiji TOAdesires an exclusive right to supply tunas to TOAFishery and TOAFishery desires to purchase tunas from Tsukiji TOA exclusively;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1. Appointment

TOA Fishery and Tsukiji TOA agree that TOA Fishery shall purchase tunas for the Projects exclusively which TOA Fishery is unable to procure domestically in Bangladesh from Tsukiji TOA, in accordance with the terms of the Projects Plan which shall be determined by TOA Fishery separately.

2. BEST EFFORTS

4-1. Tsukiji TOA to use best efforts. Tsukiji TOA agrees, for the term of and subject to the provisions of the term of this Agreement, to use its best efforts that TOA Fishery can sells tunas more effectively.

4-2. TOA Fishery to use best efforts. TOA Fishery agrees, for the term of and subject to the provisions of the term of this Agreement, to use its best efforts to share detailed information of the plan and progress of the sales of tunas.

5.	Individual Contract

Each individual contract under this Agreement shall be subject to this Agreement; kind of tunas, quantities, prices, and shipments for tunas shall be confirmed on each transaction.

6.	Duration

This Agreement shall be valid and remain in force for a period of three (3) years commencing from the date appearing first above written upon the signing of both TOA Fishery and Tsukiji TOA and shall remain in force by mutual agreement between TOA Fishery and Tsukiji TOA.

7.	Termination

Each party may terminate this Agreement by three (3) months notice in advance to the other party.

8.	Confidentiality

All information exchanged, acquired and shared in connection with the Projects under this Agreement shall be kept in strict confidence and shall not divulged to any third party without prior consent in writing of the other party unless otherwise the same has already been in public domain. The only exception, however, shall be the disclosures forced by the laws, orders or regulations of Governments or Organizations having the necessary authorities and such disclosures shall not be deemed to constitute a violation of this Article under this Agreement..

9. Arbitration

All disputes arising out of the performance of, or relating to this Agreement, shall be settled amicably through negotiation. In case no settlement can be reached through negotiation, the case shall be finally settled by arbitration to be held in Bangladesh as per the laws of the country. The award rendered by the arbitrator(s) shall be final and binding upon both parties.

10.	Entire Agreement

This Agreement, including all Exhibits and appendices hereto, supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between TOA Fishery and Tsukiji TOA with respect to the subject matter hereof.

11.	Severability

In the event that any provision of this Agreement is held by a court of competent jurisdiction to be void, such void provision shall be considered as excised from this Agreement which shall otherwise remain in full force.

12.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

TOA Fishery :

Signed by

Hajime Abe

President

Tsukiji TOA :

Signed by

Shigeo Morikawa

President